Exhibit 3.52

[STAMP]

AMENDMENT TO ARTICLES OF INCORPORATION

OF

AVTECH CORPORATION

Articles of Amendment to the Articles of Incorporation of AVTECH CORPORATION, a Washington corporation, are herein executed by the corporation, pursuant to the provisions of the Revised Code of Washington 23A.16.040 and 23A.16.050, as follows:

1.         The name of the corporation is AVTECH CORPORATION.

2.         The Amendment to the Articles of Incorporation is as follows:

                       The capital stock in this Corporation shall consist of 1.5 Million shares of common no par stock.

3.         The number of shares outstanding in said corporation is 446,543½ shares of no par value common stock.

4.         The number of shares entitled to vote on such Amendment was 446,543½.

5.         The number of shares voting for the amendment was 433,096.4, and no shares were voted against such amendment.

6.         The Amendment was adopted by the Shareholders at their annual meeting held on March 17, 1989, pursuant to notice to all shareholders of record.

DATED this 10th day of April, 1989.

AVTECH CORPORATION

By	/s/ Fred R. Butterworth
Fred R. Butterworth, Secretary

KELLER ROHRBACK
SUITE 3200
1201 THIRD AVENUE
SEATTLE, WASHINGTON 98101-3029
(206) 623-1900